Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apple Inc. pertaining to the Apple Inc. Employee Stock Purchase Plan of our reports dated October 27, 2014, except for Note 11 – Segment Information and Geographic Data, as to which the date is January 28, 2015, with respect to the consolidated financial statements of Apple Inc. included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on January 28, 2015, and October 27, 2014 with respect to the effectiveness of internal control over financial reporting of Apple Inc. included in its Annual Report (Form 10-K) for the year ended September 27, 2014, filed with the Securities and Exchange Commission on October 27, 2014.

/s/ Ernst & Young LLP

San Jose, California

April 28, 2015